Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kitov Pharma Ltd.

We consent to the use of our report dated March 16, 2020, with respect to the consolidated statements of financial position of Kitov Pharma Ltd. as of December 31, 2019 and 2018, and the related consolidated statements of operations and other comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for leases.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Israel)

A member firm of KPMG International

Tel Aviv, Israel

July 9, 2020